EXHIBIT 10.63

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into by and between Labor Ready, Inc., a Washington corporation (“Company”), and Joseph P. Sambataro, Jr. (“Executive”), effective as of January 1, 2005.

RECITALS

WHEREAS, Company believes that Executive’s experience, knowledge of corporate affairs, reputation and abilities are of great value to the future growth and profits of Company and its current and future subsidiaries (“Subsidiaries”); and

WHEREAS, Company wishes to employ Executive and Executive is willing to be employed by Company; and

WHEREAS, Company’s Board of Directors has elected Executive to the offices of President and Chief Executive Officer;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, Company and Executive agree as follows:

1.                                       Employment.  Company agrees to and hereby does continue to employ Executive, and Executive hereby agrees to the employment of Company, subject to the supervision and direction of the Board of Directors and the terms and conditions of this Agreement.  Executive’s employment under this Agreement shall be for a period commencing on January 1, 2005 and ending on December 31, 2007, unless such period is extended pursuant to Paragraph 2 or by written agreement of the parties or is sooner terminated pursuant to the provisions of Paragraphs 4, 10 or 11.  Notwithstanding the foregoing, if Executive’s employment extends beyond the term of this Agreement for any reason, such employment shall be at-will and terminable by either party with or without Cause or Good Reason, as defined in this Agreement, or advance notice, unless the parties agree otherwise in writing.

2.                                       Duties of Executive.

(a)                                  Executive agrees to devote the necessary time, attention, skill and efforts to the performance of his duties as President and Chief Executive Officer of Company, including (i) oversight of Subsidiaries, (ii) formulating a succession plan pertaining to his departure from Company in accordance with this Agreement; (iii) identifying and recruiting Executive’s successor; (iv) formulating and implementing a transition plan pertaining to Executive’s successor, culminating in the Board of Directors’s selection of a new CEO (“CEO Selection Date”); and (v) such other duties as may be assigned by the Board of Directors in its discretion.  Executive’s performance of his obligations under subsections (ii), (iii) and (iv) shall be in accordance with a process approved by the Board of Directors with the input of Executive.

(b)                                 If the CEO Selection Date does not occur prior to December 31, 2007, the term of this Agreement shall be extended until the actual CEO Selection Date, subject to earlier termination pursuant to the provisions of Paragraphs 4, 10 or 11.

3.                                       Compensation.

(a)                                  Executive’s initial salary shall be at the rate of Five Hundred Thirty-Five Thousand Dollars ($535,000) per year, payable biweekly, unless and until changed by the Board of Directors as provided herein.

(b)                                 Company, acting through its Board of Directors, may (but shall not be required to) increase, but may not decrease, Executive’s compensation and award to Executive such bonuses as the Board of Directors may see fit, in its sole and unrestricted discretion, commensurate with Executive’s performance and the overall performance of Company. Executive’s compensation shall be reviewed annually by the Compensation Committee of the Board of Directors.

(c)                                  If the Board of Directors determines in its good faith discretion that Executive has satisfactorily performed his duties under this Agreement, including duties set forth in Paragraph 2, through the CEO Selection Date, all unvested options to purchase common stock of the Company held by the Executive at the CEO Selection Date, all unvested restricted stock shares held by the Executive at the CEO Selection Date, and any and all other unvested executive incentive awards held by the Executive at the CEO Selection Date (collectively “Unvested Awards”) shall vest on the CEO Selection Date, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges.

4.                                       Failure to Pay Executive.  The failure of Company to pay Executive his salary as provided in Paragraph 3 may, in Executive’s sole discretion, be deemed a breach of this Agreement and, unless such breach is cured within fifteen days after written notice to Company, this Agreement shall terminate, subject to Paragraph 24 pertaining to survival of certain terms.  Executive’s claims against Company arising out of the nonpayment shall survive termination of this Agreement.

5.                                       Reimbursement for Expenses.  Company shall reimburse Executive for reasonable out-of-pocket expenses that Executive shall incur in connection with his services for Company contemplated by this Agreement, on presentation by Executive of appropriate vouchers and receipts for such expenses to Company.

6.                                       Housing Allowance. Company shall promptly reimburse Executive for reasonable housing expenses incurred by Executive as a result of his need to be in Company’s Tacoma office, up to a maximum of Two Thousand Dollars ($2,000.00) per month, on presentation by Executive of appropriate evidence of such expenditures to Company. In the event Company terminates this Agreement under Paragraph 10(b), Company shall promptly indemnify Executive with respect to any remaining liability for rental payments under a residential lease under this paragraph, up to a maximum of 12 months.

7.                                       Vacation.  Executive shall be entitled each year during the term of this Agreement to a vacation of twenty-five (25) business days, no two of which need be consecutive, during which time his compensation shall be paid in full.

8.                                       Liability Insurance and Indemnification.  Company shall procure and maintain throughout the term of this Agreement a policy or policies of liability insurance for the protection and benefit of directors and officers of Company.  To the fullest extent permitted by law, Company shall indemnify and hold harmless Executive for any and all loss, cost, damage and expense including attorneys’ fees and court costs and any portion of the insurance deductible incurred or sustained by Executive, arising out of the discharge by Executive of his duties hereunder in good faith.

9.                                       Other Benefits.  Executive shall be entitled to all benefits offered generally to employees of Company, subject to terms and conditions of the applicable plans or arrangements.  Nothing in this Agreement shall be construed as limiting or restricting any benefit to Executive under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of Company, for the benefit of its employees generally or a group of them, now or hereafter in existence. In addition, following expiration or termination of this Agreement, and until Executive and his wife both reach the age of 65 or are eligible for Medicare, whichever is later, Executive shall have the option of maintaining health insurance through the Company’s employee health insurance plan covering Executive and his wife, provided that Executive reimburses the Company therefore in an amount equal to the then-applicable employee contribution for such insurance. The entitlement of Executive and Executive’s spouse under this Paragraph 9 shall be conditioned upon (i) Executive’s compliance with his obligations under the Agreement, and (ii) Executive’s and Executive’s spouse’s not both being entitled to health insurance benefits under the plan of another employer.

10.                                 Termination by Company.  Company may terminate this Agreement under either of the following circumstances:

(a)                                  Company may terminate this Agreement and Executive’s employment for Cause (as defined herein below) at any time upon written notice to Executive. The notice of termination must specify those actions or inactions upon which the termination is based.  Cause shall exist if any of the following occurs:

(i)                                     Executive is convicted of or takes a plea of nolo contendere to a crime involving dishonesty, fraud or moral turpitude;

(ii)                                  Executive has engaged in fraud, embezzlement, theft or other dishonest acts;

(iii)                               Executive materially violates a significant company policy, such as policies required by the Sarbanes-Oxley Act or Company’s Drug Free Workplace Policy, and does not cure such violation (if curable) within ten (10) days after written notice from Company;

(iv)                              Executive willfully takes any action that materially damages the assets (including tangible and intangible assets, such as name or reputation) of Company;

(v)                                 Executive fails to perform his duties in good faith, within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar failure to perform, if the circumstance recurs;

(vi)                              Executive fails to commence implementation of actions approved by resolution of the board of directors, within ten (10) days after written notice from Company, or to thereafter diligently pursue the completion thereof; or

(vii)                           Executive breaches this Agreement in any other material respect and does not cure such breach (if curable) within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar breach, if the breach recurs.

In the event of termination under this subparagraph, Company shall pay Executive all amounts due hereunder which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment.

(b)                                 Company shall have the right to terminate this Agreement at any time without Cause by written notice to Executive. In the event of termination under this subparagraph, Company shall pay Executive all amounts due hereunder which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment.  Additionally, provided that no Cause exists and Executive provides Company with a full release of all claims in a form acceptable to Company, Company shall provide to Executive payments equal to his salary at the time of termination through December 31, 2007.  Such payments shall be made on Company’s normal pay days.

(c)                                  Except as provided in Paragraphs 10(a) and (b) no other amounts are owed to Executive upon termination of his employment by Executive.

11.                                 Termination by Executive.

(a)                                  Executive may terminate this Agreement and his employment with Company at any time, upon giving Company at least one (1) year prior written notice. In the event of termination under this subparagraph 11(a), Company shall pay Executive all amounts due hereunder which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment.

(b)                                 Subject to Paragraph 4, Executive may terminate this Agreement for Good Reason at any time upon written notice to Company.  Good Reason shall exist if (i) Company has materially breached this Agreement and such material breach has not been cured by Company within ten (10) business days after receipt by Company of written notification from Executive of the details of such breach, or, if notice and cure have previously taken place regarding a similar breach, if the breach recurs or (ii) after completion of a transition plan as approved by the Board with the input of Executive there is a material reduction in the Executive’s authority, responsibilities or scope of employment.  If termination of the Agreement occurs pursuant to this subparagraph 11(b), Company shall provide to Executive payments equal to salary at the time of termination through December 31, 2007, provided that no Cause exists and Executive provides Company with a final release of claims in a form acceptable to Company.  Such payments shall be made on Company’s normal pay days.

(c)                                  Except as provided in Paragraphs 11(a) and (b), no other amounts are owed to Executive upon termination of his employment by Executive.

12.                               Stock Options and Excess Parachute Provision.

(a)                                  In addition to any payments to which Executive may be entitled under Paragraphs 10(b) and 11(b), if Company terminates the employment of Executive without Cause or if Executive terminates employment with Good Reason, all of Executive’s Unvested Awards shall vest on the termination date, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges, provided that Executive provides Company with a final release of claims in a form acceptable to Company.

(b)  If Executive is deemed to receive an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code 0f 1986 by reason of his or her vesting of the Unvested Awards pursuant to Section 12(a) of this Agreement, (taking into account any other compensation paid or deemed paid to Executive), the amount of such payments or deemed payments shall be reduced, or, alternatively the provisions of Section 12(a) shall not act to vest Unvested Awards to Executive, so that no such payments or deemed payments shall constitute excess parachute payments.  The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board of Directors.

13.                                 Intellectual Property/Communications.

(a)                                  As used in this Agreement, “Intellectual Property” shall include without limitation ideas, discoveries, developments, concepts, inventions, trademarks, processes, improvements to existing processes, products, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered. Executive understands and agrees that all Confidential Information, as defined below, and Intellectual Property developed, created, conceived of or reduced to practice by Executive, alone or with others, during the term of Executive’s employment with Company, whether or not during working hours, that are within the scope of the business of Company or Subsidiaries are the exclusive property of Company (“Company Intellectual Property”). In recognition of Company’s ownership of all Company Intellectual Property, Executive agrees to disclose promptly to Company any and all Company Intellectual Property that Executive may conceive of or reduce to practice from the beginning of Executive’s employment until termination, whether such Company Intellectual Property is made solely by Executive or jointly with others. Executive agrees and acknowledges that all authored works created in the course of Executive’s employment with Company are “works for hire” and property of Company. To the extent that any Company Intellectual Property is not “works for hire,” Executive hereby assigns to Company Executive’s entire right, title and interest in and to any and all Company Intellectual Property. Executive further agrees to cooperate with Company as may be necessary or useful to obtain copyright, patent, and other proprietary property rights protection for Company Intellectual Property and to execute and deliver to Company such instruments as may reasonably be required to carry out the intent and purpose of this Agreement.  Notice:  Notwithstanding the foregoing, Executive has no obligation to assign to Company, any invention for which no Company trade secrets, equipment, supplies, or facilities were used and that was developed entirely on Executive’s own time, unless the invention:  (i) relates directly to the business of Company, (ii) relates to actual or demonstrably anticipated research or development work of Company, or (iii) results from any work performed by the Executive for Company.

(b)                                 Executive shall communicate and channel to Company all knowledge, business, and customer contacts and any other matters of information that could concern or be in any way beneficial to the business of Company, whether acquired by Executive before or during the term of this Agreement; provided, however, that nothing under this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party.

14.                                 Confidential Information.

(a)                                  As the result of his duties, Executive will necessarily have access to some or all of the confidential information pertaining to the business of Company and Subsidiaries.  It is agreed that “Confidential Information” of Company and Subsidiaries includes:

(i)                                     The ideas, methods, techniques, formats, specifications, procedures, designs, systems, processes, data and software products which are unique to Company or Subsidiaries;

(ii)                                  All customer, marketing, pricing and financial information pertaining to the business of Company or Subsidiaries, including customer names and customer lists;

(iii)                               All operations, sales and training manuals;

(iv)                              All other information now in existence or later developed which is similar to the foregoing; and

(v)                                 All information which is marked as confidential or explained to be confidential or which, by its nature, is confidential.

(b)                                 Executive understands that he will necessarily have access to some or all of the Confidential Information.  Executive recognizes the importance of protecting the confidentiality and secrecy of the Confidential Information and, therefore, agrees to use his best efforts to protect the Confidential Information from unauthorized disclosure to other persons.  Executive understands that protecting the Confidential Information from unauthorized disclosure and use is critically important to the success and competitive advantage of Company and Subsidiaries and that the unauthorized disclosure or use of the Confidential Information would greatly damage Company or Subsidiaries.

(c)                                  Executive agrees not to disclose any Confidential Information to others or use any Confidential Information for his own benefit or for the benefit of any parties other than Company and Subsidiaries.  Executive further agrees that upon request of the Chairman of the Board, the Chief Executive Officer or other executive officer of Company, he shall immediately return all Confidential Information, including any copies of Confidential Information in his possession.

15.                                 Covenants Against Competition.  It is understood and agreed that the nature of the methods employed in Company’s business is such that Executive will be placed in a close business and personal relationship with the customers of Company and Subsidiaries and will have access to Confidential Information critical to the ability to compete with Company and/or its Subsidiaries.  Thus, during the term of this Agreement and for a period of two (2) years immediately following the termination of Executive’s employment, for any reason whatsoever, so long as Company or Subsidiaries continue to carry on the same business, said Executive shall not, for any reason whatsoever, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity:

(a)                                  Call upon, divert, influence or solicit or attempt to call, divert, influence or solicit any customer or customers of Company or Subsidiaries;

(b)                                 Divulge the names and addresses or any information concerning any customer of Company or any of its Subsidiaries;

(c)                                  Solicit, induce or otherwise influence or attempt to solicit, induce or otherwise influence any employee of Company or Subsidiaries to leave his or her employment; and

(d)                                 Own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of the same, similar, or related line of business as that carried on by Company or any Subsidiary within any state where Company or any Subsidiary performs business operations or provides labor or services to customers.

The time period covered by the covenants contained herein shall not include any period(s) of violation of any covenant or any period(s) of time required for litigation to enforce any covenant.  If the provisions set forth are determined to be too broad to be enforceable at law, then the area and/or length of time shall be reduced to such area and time and that shall be enforceable.

16.                                 Enforcement of Covenants.

(a)                                  The covenants set forth herein on the part of Executive shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against Company or any Subsidiary, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company or any Subsidiary of the covenants contained herein.

(b)                                 Executive acknowledges that irreparable damage will result to Company or its Subsidiaries in the event of the breach of any covenant contained herein and Executive agrees that in the event of any such breach or threatened breach, Company and Subsidiaries shall be entitled, in addition to any and all other legal or equitable remedies and damages, to a temporary and/or permanent injunction to restrain the violation thereof by Executive and all of the persons acting for or with Executive.

17.                                 Law to Govern Contract.  It is agreed that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Washington, excluding its choice of law rules.

18.                                 Arbitration.  Company and Executive agree with each other that any claim of Executive or Company arising out of or relating to this Agreement or the breach of this Agreement or Executive’s employment by Company, including, without limitation, any claim for compensation due, wrongful termination and any claim alleging discrimination or harassment in any form shall be resolved by binding arbitration, except for claims in which injunctive relief is sought and obtained.  The arbitration shall be administered by the American Arbitration Association under its Employment Arbitration Rules at the American Arbitration Association Office nearest the place of employment.  The award entered by the arbitrator shall be final and binding in all respects and judgment thereon may be entered in any Court having jurisdiction.

19.                                 Entire Agreement.  This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

20.                                 Modification of Agreement.  Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

21.                                 No Waiver.  The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

22.                                 Attorneys’ Fees.  In the event that any action (including arbitration pursuant to Paragraph 18 above) is filed in relation to this Agreement, the unsuccessful party in the action shall pay to the successful party, in addition to all other required sums, a reasonable sum for the successful party’s attorneys’ fees.

23.                                 Notices.  Any notice provided for or concerning this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, return receipt requested, to the respective address of each party as set forth below, or such other address as each party shall designate by written notice.  Notice shall be deemed delivered upon actual receipt.

24.                                 Survival of Certain Terms.  The terms and conditions set forth in Paragraphs 9 through Paragraph 25 of this Agreement shall survive termination of the remainder of this Agreement.

25.                                 Third Party Beneficiaries/Assignment.  Subsidiaries are third-party beneficiaries of this Agreement.  In the event of a sale of Company or substantially all of its assets, Company may assign this Agreement, including without limitation Paragraphs 13, 14, 15 and 16, to the successor or surviving entity.

IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

EXECUTIVE:		COMPANY:

Joseph P. Sambataro, Jr.		LABOR READY, INC., a Washington corporation

s/ Joseph P. Sambataro, Jr.		By:	s/ Robert Sullivan, Chairman

Date:	12-15-04	Date:	12-15-04